Exhibit 99.1
September 16, 2009
SPSS INC.
Fundamental Change Notice
To the Holders of
2.50% Convertible Subordinated Notes due 2012
CUSIP No. 78462KAA0
CUSIP No. 78462KAB8
This notice is given by SPSS Inc. (the “Company”) to all holders of its 2.50% Convertible Subordinated Notes due 2012 (the “Notes”) in connection with the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 27, 2009, by and among the Company, International Business Machines Corporation (“IBM”) and Pipestone Acquisition Corp. (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company with the Company as the surviving corporation and a wholly owned subsidiary of IBM (the “Merger”). Completion of the Merger remains subject to approval of the stockholders of the Company and the satisfaction or waiver of other closing conditions as set forth in the Merger Agreement.
At the effective time of the Merger, each outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), other than shares owned by the Company, IBM or Merger Sub, will be converted into the right to receive $50.00 in cash, without interest and less any applicable withholding taxes.
The Merger will constitute a “Fundamental Change” as that term is defined in the Indenture, dated as of March 19, 2007 (the “Indenture”), between the Company and Wilmington Trust FSB, as successor trustee (the “Trustee”), pursuant to which the Notes were issued. Upon the occurrence of such Fundamental Change, the Notes will become convertible at the option of the holders thereof in accordance with Section 4.01 of the Indenture. This notice is being delivered pursuant to Section 4.01(d) of the Indenture. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Indenture.
The Company anticipates that the effective date of the Fundamental Change (the “Fundamental Change Effective Date”) will occur on or about October 2, 2009.
Holders of the Notes may surrender their notes for conversion at any time beginning September 18, 2009 and until the close of business on the business day immediately preceding the Fundamental Change Purchase Date. The Fundamental Change Purchase Date will be the date, not earlier than November 1, 2009, specified in a separate notice to be given to holders of the Notes by the Company on or after the effective date of the Merger, pursuant to which the

Company will offer to purchase the Notes for 100% of their principal amount, plus accrued and unpaid interest thereon in accordance with Section 3.01 of the Indenture.
As a result of the Merger, the Notes will become convertible into the right to receive, for each $1,000 principal amount surrendered for conversion, an amount of cash equal to $50.00 multiplied by the applicable conversion rate (currently 21.3105). In addition, holders who surrender their Notes in connection with the Merger will be entitled to the benefit of an increase in the conversion rate, a “make-whole premium,” calculated in accordance with Section 4.01(j) of the Indenture. Section 4.01(j) provides that the conversion rate will be increased by an amount based on the actual Fundamental Change Effective Date and the straight line interpolation (based on a 365-day year) between the following two adjustment amounts, each corresponding to a different hypothetical Fundamental Change Effective Date:

March 15, 2009	3.2802
March 15, 2010	2.7238.
If the actual Fundamental Change Effective Date occurs on October 2, 2009 as anticipated, then the increase in the applicable conversion rate would be 2.9738. Only holders who surrender their Notes for conversion prior to the close of business on the business day immediately preceding the Fundamental Change Purchase Date (which may occur as early as November 1, 2009) will be entitled to convert their Notes as a result of the Merger and to receive the “make whole premium” upon conversion.
Holders who wish to convert their Notes must satisfy the requirements of Article 4 of the Indenture, including surrendering the Notes for conversion to the Trustee. Payment will be made to such holders promptly following the later of the date such requirements are satisfied and the Fundamental Change Effective Date. The Trustee is serving as Conversion Agent and Paying Agent under the Indenture with respect to the Notes. The office, including the address and telephone number, of the Trustee is as follows:
Wilmington Trust FSB
Corporate Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Jane Schweiger
Telephone: (612) 217-5632
The Company and the Trustee shall be entitled to deduct and withhold from the conversion consideration otherwise payable to any holder such amounts as the Company or the Trustee is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by the Company or the Trustee, such withheld amounts shall be treated for all purposes as having been paid to the holder in respect of which such deduction and withholding was made by the Company or the Trustee.
The CUSIP Numbers listed above are for information purposes only. Neither the Company nor the Trustee shall be responsible for the selection and use of these CUSIP Numbers, nor is any representation made to their correctness on the Notes or as indicated in this notice.

SPSS INC.